Exhibit 99.1

News Release

For information contact:

Sherry Magee

Senior Vice President Communications

CNL Financial Group

(407) 650-1223

CORPORATE CAPITAL TRUST CLOSES $400 MILLION

SENIOR SECURED TERM LOAN

— Total borrowing capacity increases to $1.43 billion —

(ORLANDO, Fla.) May 22, 2014 — Corporate Capital Trust, a business development company that provides individuals the opportunity to invest in the debt of privately owned American companies, closed a new five-year senior secured-term loan for $400 million.

JP Morgan Chase Bank, N.A. served as the lead arranger and administrative agent for the loan. Joint book runners and co-syndication agents on the loan also included: J.P. Morgan Securities LLC, Mizuho Bank, Ltd., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, and Greensledge Capital Markets LLC.

The term loan bears an interest rate of LIBOR plus 3.25 percent, with a LIBOR floor of 0.75 percent, and it was issued with a 0.5 percent original issue discount. The proceeds will be used to reduce the outstanding balances on the company’s various revolving credit facilities and to fund new investments in portfolio companies.

In addition, Corporate Capital Trust amended its senior secured credit facility to increase its capacity from $600 million to $900 million. The committed capacity is presently at $490 million, representing lending commitments from 16 commercial banks.

“We are happy to be adding this new senior secured term loan as well as increasing the accordion loan,” said Andy Hyltin, CEO of Corporate Capital Trust. “The five-year term loan extends the maturity profile of our outstanding debt and allows greater flexibility and access to capital so we are better able to take advantage of current and future investment opportunities, while maintaining appropriate leverage on the company’s investment portfolio.”

About Corporate Capital Trust

Corporate Capital Trust is an innovative non-traded business development company that provides individuals an opportunity to invest in privately owned American companies. The Company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income, and, to a lesser extent, long-term capital appreciation. The Company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit www.CorporateCapitalTrust.com.

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Corporate Capital Trust, Inc. is advised by CNL Fund Advisors Company and KKR Asset Management, LLC

Page 2 / Corporate Capital Trust Closes $400 Million Senior Secured Term Loan

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $28 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners’ capital and brings opportunities to others through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at www.kkr.com.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. is filed with the U.S. Securities and Exchange Commission. The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus, which is available at http://www.sec.gov or may be obtained by calling (866) 650-0650, that contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted. Neither the SEC, the Attorney General of the State of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. Investment in Corporate Capital Trust’s common stock is subject to various risks, which include, but are not limited to, limited liquidity, a limited operating history, conflicts of interests, liquidation at less than the original amounts invested and no assurances as to the sustainability of distributions.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

CNL Fund Advisors Company (CNL) and KKR Asset Management LLC (KKR) are affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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Corporate Capital Trust, Inc. is advised by CNL Fund Advisors Company and KKR Asset Management, LLC